Exhibit 1.3

ACMI CORPORATION

136 Turnpike Road

Southborough, MA 01772

May 19, 2004

Medical Wind Down Holdings III, Inc.

c/o Joseph Gagliardi

P.O. Box 1639

Oldsmar, FL 34677

Dear Mr. Gagliardi:

Re:                               Ownership of the Bovie Stock

This Letter Agreement memorializes the agreement between Medical Wind Down Holdings III, Inc. (f/k/a Maxxim Medical, Inc.), and its affiliated debtors and debtors in possession in the chapter 11 cases commenced under title 11 of the United States Code, 11 U.S.C. §§ 101-1330 bearing the caption In re Medical Wind Down Holdings 1, Inc., et al. (f/k/a Maxxim Medical Group, Inc., et al.), Case No. 03-10438 (PJW) (Bankr. D. Del.) (Jointly Administered), and any successors thereto, including, but not limited to the Post Effective Date Debtors, and any successor corporation(s), by reorganization or otherwise (collectively, “Maxxim”) and ACMI Corporation (“ACMI”) concerning the ownership of the Bovie Stock (as defined in paragraph 2 below). Capitalized terms used but not defined herein shall have the meaning set forth in the First Amended Chapter 11 Plan (the “Plan”). For Medical Wind Down Holdings I, Inc., et al. (f/k/a Maxxim Medical Group, Inc., et al.), as confirmed on May 17, 2004, as the same may be altered, amended, supplemented, or modified from time to time.

1.                                       Background.  ACMI has filed a compliant (the “Bovie Litigation”) in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) asserting that ACMI is the owner of the Bovie Stock, which is currently held by JPMorgan Chase Bank, as Administrative Agent (“JPMC”), pursuant to a Pledge Agreement, dated as of November 12, 1999, among Maxxim, JPMC, and the other parties thereto. Maxxim, ACMI, JPMC and certain other parties have reached the ACMI Settlement set forth in the Plan to resolve, among other things, the Bovie Litigation.

2.                                       Ownership of the Bovie Stock.  As directed by the Bankruptcy Court and in accordance with the ACMI Settlement set forth in paragraphs 7.11 and 11.2(iv) of the Plan, the parties hereto hereby confirm that:

ACMI shall be deemed to have sole and complete ownership of the Bovie Stock, free and clear of all liens, interests and encumbrances of the Debtors and the holders of Claims against or Interests in the Debtors (each in its capacity as such). The term “Bovie Stock” whenever it is used herein shall mean the 3,000,000 shares of common stock of Bovie Medical Corporation (f/k/a An-Con

Genetics, Inc.) that were originally issued to MMI Delaware in 1998.

3.                                       Other Matters Related to the Ownership of the Bovie Stock.  The parties hereto hereby agree that:

Maxxim shall file amendments to its schedule 13D and Form 3 reports with the Securities and Exchange Commission within 30 days so it no longer claims its ownership of the Bovie Stock.

4.                                       Miscellaneous.  The parties hereto hereby agree that:

(a)                                  Counterparts.  This Letter Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument;

(b)                                 Amendments.  Any provision of this Letter Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is singed by each party hereto;

(c)                                  Successors and Assigns.  This Letter Agreement shall be binding upon and inure to the benefit of ACMI and Maxxim and their respective successors and assigns;

(d)                                 Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws of the State of New York or any other jurisdiction;

(e)                                  Severability.  The invalidity, illegality, or unenforceability of any provision of this Letter Agreement shall not affect the validity, legality, or enforceability of any other provisions of this Letter Agreement, which shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement or caused this Letter Agreement to be duly executed by their respective officers thereinto duly authorized as of the date first above written.

ACMI CORPORATION

By:	/s/ David Pierce
Name: DAVID PIERCE
Title: VP, Finance

MEDICAL WIND DOWN HOLDINGS, I, INC.
(f/k/a Maxxim Medical, Inc. (Texas)) debtor and debtor-in-possession

By:	/s/ Joseph J. Gagliardi
Name: JOSEPH J. GAGLIARDI
Title: CHIEF EXECUTIVE OFFICER

MEDICAL WIND DOWN HOLDINGS, II, INC.
(f/k/a Maxxim Medical Group, Inc.) debtor and debtor-in-possession

By:	/s/ Joseph J. Gagliardi
Name: JOSEPH J. GAGLIARDI
Title: CHIEF EXECUTIVE OFFICER

MEDICAL WIND DOWN HOLDINGS, III, INC.
(f/k/a Maxxim Medical, Inc. (Delaware)) debtor and debtor-in-possession

By:	/s/ Joseph J. Gagliardi
Name: JOSEPH J. GAGLIARDI
Title: CHIEF EXECUTIVE OFFICER

MEDICAL WIND DOWN HOLDINGS, IV, INC.
(f/k/a Maxxim Medical Operations East, Inc.) debtor and debtor-in-possession

By:	/s/ Joseph J. Gagliardi
Name: JOSEPH J.GAGLIARDI
Title: CHIEF EXECUTIVE OFFICER

MEDICAL WIND DOWN HOLDINGS, V, INC.
(f/k/a Maxxim Medical Operations West, Inc.)
debtor and debtor-in-possession

By:	/s/ Joseph J. Gagliardi
Name: JOSEPH J.GAGLIARDI
Title: CHIEF EXECUTIVE OFFICER

MEDICAL WIND DOWN HOLDINGS, VII, INC.
(f/k/a Maxxim Investment Management, Inc.) debtor and debtor-in-possession

By:	/s/ Joseph J. Gagliardi
Name: JOSEPH J.GAGLIARDI
Title: CHIEF EXECUTIVE OFFICER

MEDICAL WIND DOWN HOLDINGS, VIII, LLC
(f/k/a Maxxim Medical LLC) debtor and debtor-in- possession

By:	/s/ Joseph J. Gagliardi
Name: JOSEPH J.GAGLIARDI
Title: CHIEF EXECUTIVE OFFICER

FABRITEK LA ROMANA, INC.

By:	/s/ Joseph J. Gagliardi
Name: JOSEPH J.GAGLIARDI
Title: CHIEF EXECUTIVE OFFICER